EXHIBIT 99.1
Contacts:
Indus International, Inc.
Gary Frazier, (770) 989-4188
gary.frazier@indus.com
Indus Stockholders Approve Vista/MDSI Merger Agreement
Transaction Expected to Close In First Half of January
ATLANTA, January 5, 2007 — Indus International, Inc. (NASDAQ: IINT ), a leading Service Delivery Management (SDM) solution provider, today announced that at a special meeting of stockholders held today the Company’s stockholders approved the Agreement and Plan of Merger, dated as of October 20, 2006, by and among Fortezza Iridium Holdings, Inc., Iridium Merger Sub, Inc. and Indus International, Inc. Fortezza Iridium Holdings, Inc. is controlled by Vista Equity Partners.
The Company currently expects the transaction to close during the first half of January 2007.
About Indus International
Indus is a leading Service Delivery Management (SDM) solution provider, helping clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries — including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, high tech, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains statements, estimates or projections that are not historical in nature and that may constitute “forward-looking statements” as defined under U.S. federal securities laws. These statements include, but are not limited to, the successful completion of the merger and the timing of the completion of the merger. These statements, which speak only as of the date given,
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Indus Stockholders Approve Merger Agreement, page 2
are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our expectations or projections. These risks include, but are not limited to, the risk that the transaction is not consummated or not consummated within the expected timeframe, the risk that the financing required to pay the purchase price is not available, and the risk that the expected benefits of the combination of Indus and MDSI are not realized. Additional factors that may affect future results are contained in Indus’ SEC filings. Investors are advised to consult Indus’ filings with the SEC, including its fiscal 2006 Annual Report on Form 10-K filed with the SEC, and subsequent Quarterly Reports on Form 10-Q, for a further discussion of these and other risks.
Indus is a registered trademark of Indus International, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.
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